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                                  EXHIBIT 11.01

                       COMPUTATION OF NET INCOME PER SHARE
               IN ACCORDANCE WITH INTERPRETIVE RELEASE NO. 34-9083
                    (In thousands, except per-share amounts)


                                                           Three Months                 Nine Months
                                                               Ended                       Ended
                                                      --------------------------  -------------------------
                                                       Apr. 26,      Apr. 28,       Apr. 26,     Apr. 28,
                                                         1997          1996           1997         1996
                                                      ------------  ------------  ------------- -----------
PRIMARY EARNINGS PER SHARE                                                (Unaudited)

Actual weighted average common shares
  outstanding for the period                              664,012       647,978        658,359     642,008

Weighted average shares assuming exercise
  of employee stock options using average
  market price                                             24,440        21,982         29,057      22,340
                                                      ------------  ------------  ------------- -----------

Shares used in per-share calculations                     688,452       669,960        687,416     664,348
                                                      ============  ============  ============= ===========

Net income applicable to primary income
  per share                                              $378,321      $245,649       $897,722    $636,773
                                                      ============  ============  ============= ===========

Net income per share based on SEC
Interpretive Release No. 34-9083                         $    .55      $    .37       $   1.31    $    .96
                                                      ============  ============  ============= ===========


FULLY DILUTED EARNINGS PER SHARE

Actual weighted average common shares
  outstanding for the period                              664,012       647,978        658,359     642,008

Weighted average shares assuming exercise
  of employee stock options using the
  greater of ending or average market price                24,440        23,671         29,062      25,806
                                                      ------------  ------------  ------------- -----------


Shares used in per-share calculations                     688,452       671,649        687,421     667,814
                                                      ============  ============  ============= ===========

Net income applicable to fully diluted
  income per share                                       $378,321      $245,649       $897,722    $636,773
                                                      ============  ============  ============= ===========

Net income per share based on SEC
 Interpretive Release No. 34-9083                        $    .55      $    .37       $   1.31    $    .95
                                                      ============  ============  ============= ===========



These calculations are submitted in accordance with Securities Exchange Act of 1934 Release No. 34-9083